Exhibit (p)(18)

Code of Ethics

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

●	The adviser’s fiduciary duty to its clients;

●	Compliance with all applicable Federal Securities Laws;

●	Reporting and review of personal securities transactions and holdings of Employees;

●	Reporting of violations of the code; and

●	The provision of the code to all Employees.

Risks

In developing these policies and procedures, Efficient considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

●	Employees do not understand the fiduciary duty that they, and Efficient, owe to Clients;

●	Employees and/or Efficient fail to identify and comply with all applicable Federal Securities Laws;

●	Employees of Efficient do not report personal securities transactions;

●	Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Manual, are not reported to the CCO and/or appropriate supervisory personnel;

●	Efficient does not provide its Code of Ethics and any amendments to all Employees; and

●	Efficient does not retain Employees’ written acknowledgements that they received the Code of Ethics and any amendments.

Efficient has established the following guidelines to mitigate these risks.

Policies and Procedures

Code of Conduct, Fiduciary Standards, and Compliance with the Federal Securities Laws

At all times, Efficient and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics. All questions regarding the Code of Ethics should be directed to the CCO. Employees must cooperate to the fullest extent reasonably requested by the CCO to enable (i) Efficient to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge his or her duties under the Manual.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, Investors, the public, prospects, third-party service providers and fellow Employees. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Efficient’s services, and engaging in other professional activities.

All Employees are expected to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, Efficient must act in its Clients’ best interests. Neither Efficient, nor any Employee should ever benefit at the expense of any Client. Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are generally expected to discuss any perceived risks, or concerns about Efficient’s business practices, with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been identified or appropriately addressed, they should bring the matter to the CCO’s attention.

Reporting Violations

Employees must promptly report any suspected or actual violations of the Code of Ethics to the CCO. Please refer to the section of this Manual entitled Duty to Supervise for further guidance on reporting violations.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including Efficient, Employees, and current or prospective Clients and Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for Efficient, its Employees, and/or Clients and Investors. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

Efficient’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve Efficient and/or its Employees on one hand, and Clients and/or Investors on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients and/or Investors over the interests of Efficient and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the CCO’s attention.

In some instances, conflicts of interest may arise between Clients and/or Investors. Responding appropriately to these types of conflicts can be challenging, and may require sufficient disclosures if there is any appearance that one or more Clients or Investors have been unfairly disadvantaged. Employees should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients and/or Investors has not been appropriately addressed.

Personal Securities Transactions

Efficient generally permits Employees to invest for their own and their family’s accounts, subject to the Employees’ compliance at all times with applicable law and regulations, and the policies and procedures in this Code of Ethics and rest of this Manual. Employee securities transactions, if any, should be executed in a manner consistent with our fiduciary obligations to our Clients. Transactions should avoid actual or apparent improprieties and should not be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities. For the purposes of reporting and adhering to the policies and procedures relating to Personal Securities Transactions, all Employees of Efficient shall be deemed to be access persons of Efficient and will abide by the Policies and Procedures set forth herein, whether or not they have direct access to Efficient’s daily trading data, except as may otherwise be provided herein. The CCO may, at any time and in order to ensure compliance with this Code of Ethics and Efficient’s fiduciary duty to its Clients, bring any concerns to the attention of the President who in turn may require an Employee to cease any further personal investment activity permanently or temporarily. Even though Efficient does not trade in securities or other portfolio instruments, given Efficient’s position as a professional investment firm, Employee personal investing is a privilege, not a right.

Accounts Covered by the Policies and Procedures

Efficient’s Personal Securities Transactions policies and procedures apply to all accounts holding any securities over which Employees have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household, or non-Clients over which Employees exercise investment discretion. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Employees to exclude accounts held personally or by immediate family members sharing the same household if the Employee does not have any direct or indirect influence or control over the accounts, or if the Employee can rebut the presumption of beneficial ownership over family members’ accounts. Employees should consult with the before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities

Efficient requires Employees to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any security except:

●	Direct obligations of the Government of the United States;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

●	Shares issued by money market funds;

●	Shares issued by open-end investment companies registered under the Investment Company Act, other than investment companies advised or underwritten by Efficient or an affiliate;

●	Interests in 529 college savings plans;

●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies registered under the Investment Company Act, none of which are advised or underwritten by Efficient or an affiliate; and

●	Securities managed by unrelated third-parties of which you have no discretion relating to the securities transacted on your behalf.

Exchange-traded funds, or ETFs and exchange traded notes, or ETNs, are somewhat similar to open-end RICs. However, ETFs and ETNs are Reportable Securities and are subject to the reporting requirements contained in Efficient’s Personal Securities Transactions policy. This includes ETFs on Bitcoin as well as any future ETFs on virtual currencies approved by the SEC. For the avoidance of doubt, as of the date of this Manual, direct virtual currency holdings are not reportable as they are not currently considered “securities” by the SEC.

Currently, given the firm’s focus on managed futures, Efficient does not permit personal trading by Employees in futures, FX and related commodity interest contracts. This policy is set forth in Efficient’s CFTC/NFA Manual.

Employees must utilize the Compliance Platform to request pre-approval/pre-clearance for all transactions involving the Efficient 40 Act Fund (ticker symbol “EFFIX”), Initial Public Offerings (or IPOs), Initial Coin Offerings (or ICOs), and Private Placements including investing in any hedge fund, private equity fund, or other private offering of securities. Employees must request and receive pre-clearance/pre-approval by submitting a pre-approval request via the Compliance Platform before engaging in each transaction (whether a purchase or sale). . Efficient may deny any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. If approval/clearance is granted for a specified period of time, the Employee receiving the approval is responsible for ensuring that his or her trading is completed before the clearance’s expiration. Employees who wish to engage in trading EFFIX will be subject to a 45-day holding period for each corresponding purchase (or such other holding period as the CCO may determine). These pre-approval and holding period requirements may be waived by the CCO or her designee in her discretion. Efficient has determined that these general restrictions on employees’ investments in EFFIX are reasonable to deter improper mutual fund “market timing” or “late trading” and are being imposed in furtherance of policies and procedures of EFFIX’s umbrella trust, the Unified Series Trust.

Reporting

Efficient must collect information regarding the personal trading activities and holdings of all Employees. Employees must submit quarterly reports regarding securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts. In lieu of employees submitting quarterly transaction reports and annual reports directly to the CCO, employees may provide monthly account statements or duplicate monthly brokerage confirmations via direct feed or manual download via the Compliance Platform which will satisfy the employees’ reporting obligations as described herein. The CCO may waive any of the following reporting deadlines or require Employees to report by such other deadline(s) or method as the CCO may direct.

Quarterly Transaction Reports

Each quarter, Employees must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Employees must also report any accounts opened during the quarter that hold any securities (including securities excluded from the definition of a Reportable Security). Reports regarding securities transactions and newly opened accounts must be submitted within 30 days of the end of each calendar quarter.

Generally, Employees will satisfy their quarterly reporting obligations by setting up an automated feed between their broker/custodian and Efficient via the Compliance Platform. For any account held at a broker/custodian that cannot automatically feed via the Compliance Platform, Employees may:

●	Use the attached Quarterly Reporting Forms to fulfill quarterly reporting obligations; or

●	Use the attached Letter to a Broker-Dealer to instruct the institution hosting their accounts to send the CCO duplicate account statements; or

●	Submit copies of account statements that contain all of the same information that would be required by the form and that are current as of the dates noted above.

Any transactions that did not occur through a broker-dealer, such as the purchase of a Private Fund, must be reported and pre-approved by the Compliance Department electronically via the Compliance Platform and included on the Quarterly Reporting Forms.

Initial and Annual Accounts and Holdings Reports

Employees must periodically report the existence of any account that holds any securities as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted on or before January 31st of each year, and within 10 calendar days of an individual first becoming an Employee (or by such dates as the CCO otherwise directs). The CCO will communicate and work with any new employee who is unable to produce the initial holdings report in the designated time frame. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee.

Generally, Employees will satisfy their reporting obligations by setting up an automated feed between their broker/custodian and Efficient via the Compliance Platform. For any account held at a broker/custodian that cannot automatically feed via the Compliance Platform, Employees may:

●	Use the attached Periodic Holdings Reporting Forms; or

●	Use the attached Letter to a Broker-Dealer to instruct the institution hosting their accounts to send the CCO duplicate account statements; or

●	Submit copies of account statements that contain all of the same information that would be required by the form and that are current as of the dates noted above. Employees should sign and date each such statement before submitting it to the CCO.

Any Reportable Securities not appearing on an account statement must be reported directly on the Reportable Securities section of the Periodic Holdings Reporting Form.

If an Employee does not have any holdings and/or accounts to report, this should be indicated on the Compliance Platform within 10 days of becoming an Employee and by January 31st of each year (or by such date as the CCO otherwise directs).

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Employee is not required to submit:

●	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

●	Any reports with respect to securities held in accounts over which the Employee had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement and/or a written certification from the unaffiliated investment adviser. On a sample basis, the CCO may request reports on holdings and/or transactions made in the trust or discretionary account to identify transactions that would have been prohibited pursuant to Efficient’s Code of Ethics, absent reliance on the reporting exception. Employees who claim they have no direct or indirect influence or control over an account are also required to complete the attached Exempt Accounts Certification upon commencement of their employment and on an annual basis thereafter.

Personal Trading and Holdings Reviews

Efficient’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities.

Efficient’s current business is not focused on rendering investment advice or trading in securities. Accordingly, although Efficient requires employees to report personal securities transactions, given the limited nature of its securities business, Efficient does not maintain an active restricted securities list. Efficient’s CCO or designee reviews transactions, including those related to EFFIX, on a quarterly or other basis. The CCO or designee may review Employees’ investment patterns based on their submitted reports to attempt to detect potentially abusive or improper behavior, including as follows:

●	Excessive, outsized or other unusual transactions, including “day trading”, in any security as the CCO determines;

●	Transactions that appear to be based on Material Nonpublic Information as to which Efficient has been put on notice (see Section below entitled “Insider Trading”); and

●	Transactions relating to EFFIX and the 45-day holding period.

The specific timing, scope, employees and matters reviewed will be in the discretion of the CCO.

Upon review, the CCO or designee will prepare a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

The CCO’s personal securities transactions will be subject to the General Counsel’s review for compliance with Efficient’s Personal Securities Transactions policies and procedures, as needed.

Efficient may determine to update these personal securities trading policies and procedures as its securities business and/or Private Fund activities evolve.

Disclosure of the Code of Ethics

Efficient will describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish Clients and Investors with a copy of the Code of Ethics. All Client requests for Efficient’s Code of Ethics should be directed to the CCO.

Quarterly Reporting Form: Transactions

For the Quarter Ended: ______________________

Number of Shares	Security Name	Type (common stock, bond, etc.)	Ticker or CUSIP	Buy/Sell	Principal Amount	Interest Rate/Maturity	Price	Date	Executed By (Broker-Dealer or Bank)

I certify that this form fully discloses all transactions of Reportable Securities in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in securities transactions of immediate family members living in the same household.

Signature:	Print Name:	Date:

Deliver to the CCO within 30 days of the end of each calendar quarter. Use additional sheets if necessary.

With respect to Section 16 of the Exchange Act, nothing in this report should be construed as an admission that the person making the report has a direct or indirect beneficial ownership interest in the securities to which the report relates.

Quarterly Reporting Form: New Accounts

For the Quarter Ended: ______________________

Name of Broker-Dealer or Bank	Account Title	Account Number	Date Account was Established

I certify that this form fully discloses all securities accounts opened during the calendar quarter noted above in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in securities accounts of immediate family members living in the same household.

Signature:	Print Name:	Date:

Deliver to the CCO within 30 days of the end of each calendar quarter. Use additional sheets if necessary.

Letter to a Broker-Dealer

DATE

NAME OF BROKER/CUSTODIAN

ADDRESS

CITY, STATE ZIP

Re:	Account No.

Account Name

Dear NAME,

As of DATE, please send duplicate account statements for the above named account to:

Efficient Capital Management, LLC

Attn: Donna Allen, Chief Compliance Officer

4355 Weaver Parkway, Suite 200

Warrenville, IL 60555

If you have any questions or concerns, please call me at 630-657-6800. Thank you for your immediate attention to this matter.

Sincerely,

EMPLOYEE NAME

cc:	Donna Allen, Chief Compliance Officer

Periodic Holdings Reporting Form: Accounts

Information is current as of:

Name of Broker-Dealer or Bank	Account Title	Account Number

I certify that this form fully discloses all of the securities accounts in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in securities accounts of immediate family members living in the same household.

Deliver to the CCO within 10 days of becoming associated with Efficient, and by February 14th of each year. Use additional sheets if necessary.

Signature	Date

Print Name

Periodic Holdings Reporting Form: Reportable Securities

Security Name	Ticker or CUSIP (As Applicable)	Type (Common Stock, Bond, etc.)	Number of Shares or Principal Amount (As Applicable)

I certify that this form fully discloses all Reportable Security holdings in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in securities holdings of immediate family members living in the same household.

Deliver to the CCO within 10 days of becoming associated with Efficient, and by February 14th of each year. Use additional sheets if necessary.

Signature	Date

Print Name

Exempt Accounts Certification

Dear Mrs. Allen,

In accordance with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Rule”), I am subject to the Rule’s terms and conditions. The Rule requires periodic reporting of my personal securities transactions and holdings to be made to Efficient. However, as specified in the Rule, I am not required to submit any report with respect to securities held in accounts over which I have “no direct or indirect influence or control.”

I have retained a trustee or third-party manager (the “Manager”) to manage certain of my accounts. Following is a list of the accounts over which I have no direct or indirect influence or control (the “Accounts”):

Name of Broker, Dealer, or Bank	Account Name	Relationship to Manager (independent professional, friend, relative, etc.)

By signing below, I acknowledge and certify that:

●	I have no direct or indirect influence or control over the Accounts;

●	If my control over the Accounts should change in any way, I will immediately notify you in writing of such a change and will provide any required information regarding holdings and transactions in the Accounts pursuant to the Rule; and

●	I agree to provide reports of holdings and/or transactions (including, but not limited to, duplicate account statements and trade confirmations) made in the Accounts at the request of Efficient’s Chief Compliance Officer.

Access persons completing this certification on an annual basis, also acknowledge and certify the following:

●	I did not direct or suggest any purchases or sales of specific securities for the Accounts during the period <Month YEAR to Month YEAR>;

●	Any discussions with the Manager about my Accounts related to general guidelines involving my investment objectives, risk tolerance and investment timeline.

Name:

Signature:

Date:

Proxy Voting and Class Actions

Background

An adviser is a fiduciary that owes each of its clients a duty of care and loyalty with respect to all services undertaken on the client’s behalf, including proxy voting. The duty of care requires an adviser with proxy voting authority to monitor corporate events and to vote the proxies.

Rule 206(4)-6 under the Advisers Act requires each registered investment adviser that exercises proxy voting authority with respect to client securities to:

●	Adopt and implement written policies and procedures reasonably designed to ensure that the adviser votes client securities in the clients’ best interests. Such policies and procedures must address the manner in which the adviser will resolve material conflicts of interest that can arise during the proxy voting process;

●	Disclose to clients how they may obtain information from the adviser about how the adviser voted with respect to their securities; and

●	Describe to clients the adviser’s proxy voting policies and procedures and, upon request, furnish a copy of the policies and procedures.

Additionally, paragraph (c)(2) of Rule 204-2 imposes additional recordkeeping requirements on investment advisers that execute proxy voting authority, as described in the Maintenance of Books and Records section of this Manual.

The Advisers Act lacks specific guidance regarding an adviser’s duty to direct clients’ participation in class actions. However, many investment advisers adopt policies and procedures regarding class actions.

Risks

In developing these policies and procedures, Efficient considered the fact that, as of the date of this Manual, one of its Funds holds one publicly traded equity security as described below, which does issue proxies, and Efficient is an Investment Adviser to the Efficient 40 Act Fund of which its sub-advisors will mainly be responsible for voting proxies, but that otherwise, proxy voting will be of limited relevance given the nature of most Funds’ and the Efficient 40 Act Fund holdings.

Policies and Procedures

Proxy Voting

As of the date of this Manual, Efficient may receive proxies as a result of shares of Chicago Mercantile Exchange stock held in the name of a Fund Client which is a commodity pool in which Efficient serves as the commodity pool operator. The Client holds this stock on a static basis solely to obtain member (lower) rates for futures trades for the Fund which is required by the exchange’s rules. Efficient is not in the business of trading or evaluating securities and, accordingly, has determined that it is in the best interest of the Client to abstain from proxy voting, except as described below.

Therefore, Efficient’s policy is to not vote proxiesI. Notwithstanding the foregoing, given the trading programs invested in by its Clients (which focus on managed futures, not securities), Efficient does not expect that its Clients will regularly hold voting securities. For Clients that do hold voting securities, if any, Efficient intends as a general matter to cause its Clients to delegate the right to vote proxies to the Advisors managing such securities, where practicable and except as otherwise agreed with the Client. In particular, for any proxies arising from securities held in a Client’s cash management accounts, Efficient has delegated the right to vote such proxies to the cash manager or the cash account’s custodian, except as otherwise agreed. Efficient’s current cash manager, Columbia Management Investment Advisers, LLC, is also an SEC-registered investment adviser and maintains its own proxy voting policies and procedures. Although not required, in its discretion Efficient may periodically request a record of the voting from the cash manager or, if relevant, other Advisors, for the purpose of monitoring for any apparent conflicts of interest related to such voting. Given the nature of the Funds’ cash holdings, it is not expected that such holdings will regularly generate proxies.

Notwithstanding the foregoing, in its discretion, Efficient may agree with certain Clients to accept authority for voting proxies, and would in such cases vote such proxies, if any, according to Efficient’s fiduciary duty to the Client, as Efficient determines it. These situations generally will be limited to where a Client’s investment manager is required to vote proxies, either by law or regulation, or by the Client’s policies and procedures (such as a Client that is a RIC). In certain cases, Efficient may agree with the Client to accept voting authority only for a subset of the Client’s portfolio, as opposed to the Client’s entire portfolio under Efficient’s management. In all cases, however, Efficient will vote in a manner that, in Efficient’s judgment, is most likely to maximize value on behalf of the Client through consideration of all factors that are material to the risk-return analysis. While Efficient will endeavor to vote in a manner that it determines would maximize the value of the Client’s assets, if possible, Efficient may take into account non-economic factors, including climate change and other environmental, social and governance (ESG factors), where relevant.

With each vote, the CCO will seek to review the relevant facts for any conflicts that may exist between the interests of Efficient and the Client. This examination will seek to include a review of the relationship of Efficient and its affiliates with the issuer of each security and any of the issuer’s affiliates to determine if the issuer is a client or affiliate of Efficient or has some other relationship with Efficient or an affiliate. Any material conflicts of interest will be brought to the attention of the Client along with a recommendation with regards to the proxy vote for the Client’s approval, if the Client requests. In cases of any material conflicts, Efficient will take direction from the Client regarding how, if at all, to be involved in the voting decision.

In general, voting will be overseen by the DFA and the CCO, in consultation with the Client’s assigned Portfolio Manager. The CCO is also responsible for monitoring regulatory requirements with respect to proxy voting.

Although not required, Efficient may use a proxy advisory services company to assist the firm with voting proxies, and may consult with the relevant Trading Advisor in determining how to vote. Initially, Efficient does not expect to engage a proxy advisory service given the limited relevance of proxy voting to its Client strategies.

Efficient may be unable to enter an informed vote in certain circumstances due to, among other reasons, the lack of information provided in the proxy statement or Efficient’s lack of expertise in the matter being presented, and may vote with management’s recommendation, if any, abstain from voting in such instances, or otherwise decline to vote. In all cases, Efficient will be guided by its judgment as to the best interest of the Client. Proxy materials not delivered in a timely fashion, or misdelivered, may prevent analysis or entry of a vote by the required deadline.

Efficient, through the DFA and CCO, will maintain records of all proxies voted on behalf of Clients pursuant to Section 204-2 of the Advisers Act and other applicable laws. The recording of such information will be available to support the preparation and filing of any regulatorily required proxy voting forms or disclosures on behalf of the Client, such as Form N-PX, if applicable.

Pursuant to the foregoing, as of the date of this policy, Efficient has accepted authority to vote proxies for its sole RIC Client, the Efficient 40 Act Fund. Efficient has in turn delegated authority for proxy voting to the Efficient 40 Act Fund’s Advisors, with the exception of one Advisor who by agreement has not accepted such delegation. In such case, to the extent any assets managed by such Advisor generate proxies (or any future Advisor for the Efficient 40 Act Fund that does not accept Efficient’s proxy delegation), Efficient will vote such proxies in accordance with this policy.

Class Actions

As a fiduciary, Efficient always seeks to act in Clients’ best interests with good faith, loyalty, and due care. Efficient will determine whether Clients will (a) participate in a recovery achieved through a class action, (b) opt out of the class action and separately pursue their own remedy, or (c) take no action with respect to the class action. The determination whether or not to participate (and if so, how) will be made by the General Counsel on a case-by-case basis in consultation with Efficient management if needed, and will be based on such factors as Efficient deems relevant, including the likelihood of a material recovery for the Client and the burdens of establishing a claim. The General Counsel oversees the completion of Proof of Claim forms and any associated documentation, the submission of such documents to the claim administrator, and the receipt of any recovered monies. The General Counsel will maintain documentation associated with Clients’ participation in class actions.

Employees must notify the General Counsel if they are aware of any material conflict of interest associated with Clients’ participation in class actions.

Efficient generally does not serve as the lead plaintiff in class actions because the costs of such participation typically exceed any extra benefits that accrue to lead plaintiffs.

Efficient may engage one or more service providers to assist with the filing of such claim related to the class action. The service providers will be paid from the proceeds received from the recovered monies if any monies are recovered.

Class action notices not delivered in a timely fashion, or misdelivered, may prevent the firm from being able to act on such notice by the required deadline.

Disclosures to Investors

Efficient includes a description of its policies and procedures regarding proxy voting in Part 2 of Form ADV, along with a statement that Investors can contact the CCO to obtain a copy of such policies and procedures.

Any request for information about proxy voting should be promptly forwarded to the CCO, who will respond to any such requests. For information about class actions, please contact the General Counsel.